Exhibit 10.1

APTOSE BIOSCIENCES INC.

SECOND AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

SECOND AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

THIS SECOND AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT is made as of April 29, 2024

BETWEEN:

APTOSE BIOSCIENCES INC.

(the “Corporation”)

- and -

DR. WILLIAM G. RICE

(the “Executive”)

RECITALS:

A.	The Corporation is involved in the biopharmaceutical business specializing in the discovery, development and commercialization of pharmaceutical products and technologies.

B.	The Corporation and Executive are parties to that certain Amended and Restated Executive Employment Agreement dated August 19, 2014 (the “Prior Agreement”).

C.	The Corporation wishes to continue to employ the Executive in the position of Chairman of the Board (“Chair”), President and Chief Executive Officer.

D.	The Corporation and Executive desire to amend and restate the Prior Agreement on the terms and conditions set forth herein.

E.	The Corporation and the Executive have agreed to enter into this Second Amended and Restated Executive Employment Agreement (the “Agreement”) in order to formalize in writing the terms and conditions reached between them governing the Executive’s continued employment with the Corporation in his position as Chair, President and Chief Executive Officer.

NOW THEREFORE in consideration of the covenants in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the parties, the parties agree as follows:

1.	Definitions

In this Agreement,

“Affiliate” means a corporation, partnership, limited liability Corporation or any other entity which owns at least a majority of the outstanding shares of the Corporation or of which the Corporation owns at least a majority of the outstanding shares, equity or other ownership interests;

“Agreement” means this agreement and all schedules attached to this agreement, in each case as they may be amended or supplemented from time to time;

“Basic Salary” has the meaning set out in Section 4.1;

“Benefits” has the meaning set out in Section 4.2;

“Business Day” means any day, other than Saturday, Sunday, or a Corporation recognized holiday in the jurisdiction in which the recipient of a notice or other communication received in accordance with Section 12 is located;

“Change in Control” means the consummation of any of the following: (a) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions to which the Corporation is a party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) other than a transaction or series of transactions in which the holders of the voting securities of the Corporation outstanding immediately prior to such transaction continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity), following such transaction, at least fifty percent (50%) of the total voting power represented by the voting securities of the surviving entity outstanding immediately after such transaction or series of transactions; (b) a sale, lease or other conveyance of all or substantially all of the assets of the Corporation; or (c) any liquidation, dissolution or winding up of the Corporation, whether voluntarily or involuntarily. Notwithstanding the foregoing, the Corporation and Executive agree that Change in Control does not include any reorganization, sale or plan of arrangement undertaken to move the domicile of the Corporation to the U.S., pursuant to which the Corporation will become a wholly-owned subsidiary of a Delaware corporation. Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any payment hereunder that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event with respect to such payment shall only constitute a Change in Control for purposes of the payment timing of such payment if such transaction also constitutes a “change in control event”, as defined in Treasury Regulation Section 1.409A-3(i)(5);

“Confidentiality Agreement” means the Company’s standard form of Employee Proprietary Information and Inventions Assignment Agreement, which the Executive shall execute and abide by as a condition of employment;

“Disability” means the Executive’s inability to perform the essential functions of the position described in this Agreement, with or without reasonable accommodations, for a period of 180 consecutive calendar days, or for any period of 180 days (whether or not consecutive) in any consecutive 365-day period, due to a physical or mental disability. A determination of a Disability shall be made by a physician satisfactory to both the Executive and the Corporation; provided that if the Executive and the Corporation do not agree on a physician, the Executive and the Corporation shall each select a physician and these two together shall select a third physician, whose determination as to a Disability shall be binding on all parties. The Corporation shall administer this provision in compliance with all applicable federal and state laws;

“Employment Period” has the meaning set out in Section 2;

“Good Reason” means any one of the following conditions that occurs without the Executive’s written consent: (i) a material reduction in the Executive’s responsibilities and authority as President and Chief Executive Officer of the Corporation; (ii) a material reduction in the Executive’s Basic Salary, other than in connection with an across-the-board decrease of base salaries applicable to all senior executives of the Corporation; or (iii) relocation of the Executive’s principal place of employment to a place that increases the Executive’s one-way commute from the Executive’s residence by at least fifty (50) miles as compared to the Executive’s then-current principal place of employment immediately prior to such relocation. Notwithstanding the foregoing, in order to resign for Good Reason, the Executive must (1) provide the Corporation with written notice within sixty (60) days after the first occurrence of the event giving rise to Good Reason setting forth the basis for the resignation; (2) allow the Corporation at least thirty (30) days from receipt of such written notice to rescind or cure such event (the “Cure Period”); and (3) if such condition is not reasonably rescinded or cured within the Cure Period, the Executive’s resignation from all positions he then holds with the Corporation (including any subsidiary or parent entities) must be effective not later than thirty (30) days after the expiration of the Cure Period and in any event not later than two (2) years following the first occurrence of the event giving rise to Good Reason;

“Just Cause” means: (i) theft, fraud, dishonesty or material misconduct by the Executive involving the property, business or affairs of the Corporation or the carrying out of the Executive’s duties, which results in (or could result in) material harm to the Corporation; (ii) any material breach by the Executive of any term of this Agreement (other than a material breach of the Employee Proprietary Information and Inventions Agreement that the Executive executed on or about October 25, 2013 (“Employee Proprietary Agreement”)) that is capable of correction, after notice by the Corporation of the failure to do so and an opportunity for the Executive to correct the same within a reasonable time from the date of receipt of that notice and which material breach would constitute just cause for the termination of this Agreement and the Executive’s employment hereunder; or (iii) any material breach of the Employee Proprietary Agreement;

“Person” means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted;

“Stock Option Agreement” means any agreement required to be executed and delivered pursuant to the Stock Option Plan;

“Stock Option Plan” means the Corporation’s Stock Option Plan as the same is in effect at any relevant time; and

“Year of Employment” means any 12-month period commencing on October 25, 2013, the date of commencement of the Executive’s employment under the Prior Agreement, or on any anniversary of that date.

2.	Employment and Term

The Corporation will continue to employ the Executive, and the Executive will continue to serve the Corporation in the office set forth in Schedule “A”, with effect from the date contained in Schedule “A”, until the effective date that the Executive’s employment is terminated in accordance with Section 7 hereof (the “Employment Period”).

3.	Nature of Employment

3.1          The Executive will continue to perform the duties of the office as outlined in Schedule “A”.

3.2          During the Employment Period, the Executive will faithfully, honestly and diligently serve the Corporation. The Executive will (except in the case of illness, accident or vacation) devote all of the Executive’s business time and attention to the Executive’s employment and will use the Executive’s best efforts to promote the interests of the Corporation. Notwithstanding the foregoing, the Executive may remain as Chairman of the Board of Cylene Pharmaceuticals, Inc. and, with the prior written consent of the Board of Directors of the Corporation (the “Board”), which consent will not be unreasonably withheld, serve on the board of directors of other corporations or accept part-time unpaid academic appointments, provided that any such board or academic appointment does not interfere with the performance of the Executive’s obligations hereunder, and provides, in a manner satisfactory to the Board, for the adequate protection of any intellectual property arising out of or in connection with such appointment. Unless otherwise specified in Schedule “A”, the Executive appreciates that the Executive’s duties may involve travel from the Executive’s place of employment (both within and outside the United States), and the Executive agrees to travel as reasonably required in order to fulfill the Executive’s duties. The Executive will be reimbursed for the cost of any business visitor visas necessary for the performance of his duties while employed by the Corporation.

3.3          The Executive will comply with all rules, regulations and reasonable and legal instructions of the Corporation now in force, or that may be adopted from time to time, and communicated by the Corporation to its executives generally.

4.	Remuneration

4.1          Basic Salary. The Corporation will pay to the Executive a gross annual salary (the “Basic Salary”) as set out in Schedule “A”. The Basic Salary will be payable in equal installments in accordance with the practices of the Corporation applicable to its other senior executives.

4.2          Benefits. The Executive will be eligible to participate in all Corporation benefit programs provided by the Corporation to its United States-based executive officers, once such benefit programs have been adopted and established in the United States. At this time, the Corporation anticipates such benefit programs will include: group health care coverage (including medical, dental and vision), life insurance, short term and long term disability coverage, accidental death and dismemberment, a 401(k) plan, and a non-qualified deferred compensation plan (“Deferred Compensation Plan”). Until the Corporation adopts and establishes a group health care coverage plan, the Corporation agrees to pay Executive a taxable monthly benefits allowance, as set out in Schedule “A”.

4.3          Deferred Compensation Plan. The Corporation will make pre-ordinary income tax contributions to the Executive’s Deferred Compensation Plan account as set out in Schedule “A”.

4.4          Bonus Remuneration. The Executive will be entitled to receive bonus remuneration (“Bonus Remuneration”) in respect of each Year of Employment during the Employment Period, or any part thereof, as the Board, in its good faith discretion, may authorize in accordance with the terms of any management incentive compensation plan of the Corporation in effect from time to time. The Executive’s current Bonus Remuneration target is as set out in Schedule “A”.

4.5          Initial Share Options. Pursuant to the Prior Agreement, the Executive was initially eligible to receive grants of options to acquire a total of common shares representing 5% of the total number of outstanding common shares of the Corporation on a fully diluted basis immediately prior to such grant. The Executive shall be entitled to receive additional awards of options to purchase shares of the Corporation’s common stock, at an exercise price equal to the stock’s fair market value per share on the date of grant, subject to approval by the Board, and pursuant to the Stock Option Plan (collectively, the “Options”). The Options will be subject to the terms and conditions of the Stock Option Plan, and the corresponding grant notice and stock option agreement, and will be subject to the Corporation’s standard four-year vesting schedule.

4.6          Communication of Annual Objectives. Prior to the commencement of each Year of Employment throughout the Employment Period, the Lead Independent director of the Corporation, based on discussions with the full Board, will provide a written communication to the Executive setting out:

4.6.1      the corporate objectives as agreed to by the Executive and the Board relating to the employment of the Executive for the ensuing fiscal year of the Corporation;

4.6.2      the Basic Salary of the Executive during the ensuing fiscal year; and

4.6.3      the potential Bonus Remuneration to which the Executive may become entitled during the ensuing fiscal year and the basis of calculation thereof;

in each case as the same have been determined by the Compensation Committee of the Board and approved by the Board.

5.	Expenses

5.1          Travel and Related Expenses. The Corporation will, upon presentation of expense statements or receipts and any other supporting documentation as the Corporation may reasonably require, pay or reimburse the Executive in accordance with the Corporation’s expense policies for all travel and out-of-pocket expenses reasonably incurred or paid by the Executive in the performance of the Executive’s duties and responsibilities.

5.2          Automobile. The Corporation will provide the Executive with an annual automobile allowance as set out in Schedule “A”, such automobile allowance to be inclusive of all costs, including without limitation, the purchase or lease and maintenance of the Executive’s automobile.

5.3          Tax Equalization. The Corporation will provide the Executive with tax equalization, if applicable, to account for any tax liabilities above US tax liabilities, resulting from the performance of the Executive’s duties hereunder.

6.	Vacation

The Executive will be entitled during each Year of Employment during the Employment Period to accrue vacation time at the rate provided in Schedule “A”. Vacation will be taken by the Executive at times reasonably acceptable to the Corporation having regard to its operations and will be in accordance with the Corporation’s vacation policy.

7.	Termination of Employment

7.1          The Corporation shall have the right to terminate the Executive’s employment with or without Just Cause, at any time and without notice. The Executive shall have the right to resign for Good Reason by written notice of resignation delivered to the Board in accordance with the definition of “Good Reason.” The Executive shall have the right to resign without Good Reason by providing at least sixty (60) days written notice of the resignation delivered to the Corporation

(provided that after Executive has provided such notice to the Corporation, the Corporation may in its discretion shorten such notice period to a lesser duration and in such case the Corporation would only have to provide the Executive with the compensation and benefits that had been earned as of the actual date of the Executive’s termination of employment). If the Executive resigns without Good Reason, he will continue to be paid until his 60-day notice period, or shorter period thereof, ends during the Employment Period. In light of the parties’ understanding and mutual agreement that it is essential that the Corporation have an orderly transition period in the event of the Executive’s resignation without Good Reason, in such event, the Executive agrees to provide any transitional services reasonably requested by the Board during such notice period (at the Corporation’s sole cost and expense) and further agrees that the Corporation shall be entitled to obtain equitable relief to the extent needed to require the Executive’s specific performance during the notice period, provided that the Corporation waives any right to seek contractual damages or other monetary remedies that arise solely with respect to any resignation upon less than sixty (60) days written notice.

This Agreement and the Executive’s employment hereunder will automatically terminate upon the Executive’s death, without any further obligations on the part of the Corporation to the Executive or the Executive’s estate, other than accrued and unpaid Basic Salary and accrued and unused vacation pay, and any other accrued benefit required to be paid by law, up to the date of the Executive’s death.

7.2          Mitigation. In the event of termination of the Executive’s employment and his execution and non-revocation of the Release and Waiver that entitles him to severance, the Executive shall have no obligation to find employment.

7.3          Resignation as Officer or Director. Upon termination of employment, the Executive shall be deemed to automatically resign each position that he then holds as an officer or director of the Corporation; provided that (and without limiting the foregoing), if requested by the Corporation, the Executive shall contemporaneously deliver a written notice of resignation to the Board, unless requested by the Board in writing to continue on in one of his positions with the Corporation.

7.4          Severance Benefits For Qualifying Termination Unrelated to a Change in Control. If: (i) the Executive’s employment is terminated either: (A) by the Corporation without Just Cause (other than due to the Executive’s death or Disability), or (B) by the Executive for Good Reason (each a “Qualifying Termination”); and (ii) the Executive satisfies the Release Requirement, then the Executive will receive the following Severance Benefits:

7.4.1      Either (a) a lump sum cash payment equal to the Executive’s annual Basic Salary at the time of employment termination (without giving effect to any reduction in Basic Salary that would give the Executive the right to resign for Good Reason), less applicable deductions and withholdings, to be paid by the Corporation on the first payroll period following the Effective Date of the Release (the “Lump Sum Payment”); or (b) if the Corporation, in the good faith discretion of the Board, is unable to make the Lump Sum Payment at the time of employment termination due to a lack of sufficient operating funds, an amount equal to the Executive’s annual Basic Salary (without giving effect to any reduction in Basic Salary that would give the Executive the right to resign for Good Reason) to be paid in substantially equal installments on a monthly basis during the nine- (9-) month period following the employment termination date, less applicable deductions and withholdings (the “Monthly Installment Payments”); provided that, in each case, any payments scheduled to be made prior to the Effective Date of the Release shall instead accrue and be paid in a single lump sum during the first payroll period following the

Effective Date of the Release. Notwithstanding the foregoing, the Corporation may elect to make the Monthly Installment Payments in lieu of the Lump Sum Payment only if an exemption is available from application of Section 409A of the Code with respect to such payments so that such payment schedule will not result in adverse tax consequences to the Executive under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”).

7.4.2      A lump sum cash payment in an amount equal to the average of the Bonus Remuneration the Executive received from the Corporation during the last three Years of Employment completed prior to the year of the employment termination, pro rated based on the number of days the Executive worked during the year of the employment termination divided by 365. Such payment, less applicable deductions and withholdings, will be paid on the first payroll period following the Effective Date of the Release.

7.4.3      If the Corporation has not previously established a group health plan that the Executive has commenced to participate in prior to the Executive’s termination, the Corporation shall continue to pay the Executive a monthly payment of U.S.$2,000.00 (before deduction for income taxes and other required deductions), payable on the last Friday of each month, for a period of twelve (12) months following the date of termination, provided that any payments scheduled to be made prior to the Effective Date of the Release shall instead accrue and be paid during the first payroll period that follows the Effective Date of the Release. If the Corporation has previously established a group health plan in which the Executive participates prior to the Executive’s termination and the Executive timely elects COBRA coverage following any Qualifying Termination, the Corporation will pay the Executive for the full amount of such COBRA premiums for himself and his covered dependents (on a monthly basis) for a period of up to twelve (12) months following the date of termination; provided, that, if and to the extent that any benefit described in this Section 7.4.3 is not or cannot be paid or provided under any Corporation plan or program without adverse tax consequences to the Corporation or for any other reason, as determined by the Corporation in its sole discretion, then the Corporation shall pay the Executive a fully taxable cash payment equal to the COBRA premium for that month, subject to applicable tax withholding premiums for a period of up to twelve (12) months following the date of termination; provided, further, that the COBRA payments or, if applicable, the monthly payment discussed above, shall terminate on the earliest to occur of (A) the close of the 12-month period following the termination of the Executive’s employment; (B) the expiration of the Executive’s (or the Executive’s dependents’) eligibility for continuation coverage under COBRA; and (C) the date when the Executive becomes eligible for group health insurance coverage in connection with new employment or self-employment. If the Executive becomes eligible for coverage under another employer’s group health plan or otherwise ceases to be eligible for COBRA coverage during the period provided in this Section 7.4.3, the Executive must immediately provide written notice to the Corporation of such event, and the Corporation-provided COBRA payments, or if applicable, the monthly payments under this Section 7.4.3 shall immediately cease.

7.5          Severance Benefits For Qualifying Termination Related to a Change in Control. If: (i) the Executive’s employment is terminated by way of a Qualifying Termination, in either case, within three (3) months immediately preceding or twelve (12) months immediately following the consummation of a Change in Control, and (ii) the Executive satisfies the Release Requirement, then, in lieu of (and not additional to) the Severance Benefits described in Section 7.4 and remains in compliance with the terms of this Agreement and the Confidentiality Agreement, the Corporation shall instead provide the Executive with the following benefits (the “Change in

Control Severance Benefits”). For the avoidance of doubt: (A) in no event will the Executive be entitled to Severance Benefits under Section 7.4 and this Section 7.5, and (B) if the Corporation has commenced providing Severance Benefits to the Executive under Section 7.4 prior to the date that the Executive becomes eligible to receive Change in Control Severance Benefits under this Section 7.5, the benefits previously provided to the Executive under Section 7.4 shall reduce the Change in Control Severance Benefits provided under this Section 7.5:

7.5.1      Either a lump sum cash payment equal to eighteen (18) months of the Executive’s annual Basic Salary at the time of employment termination (without giving effect to any reduction in Basic Salary that would give the Executive the right to resign for Good Reason), less applicable deductions and withholdings, to be paid by the Corporation on the first payroll date following the later of (i) the Effective Date of the Release or (ii) if the Executive’s termination of employment occurs prior to a Change in Control, the date of such Change in Control, but in no event more than seventy-five (75) days following the date of Executive’s termination of employment.

7.5.2      A lump sum cash payment in an amount equal to 150% of the average of the Bonus Remuneration the Executive received from the Corporation during the last three Years of Employment completed prior to the year of the employment termination, pro rated based on the number of days the Executive worked during the year of the employment termination divided by 365 (the “Bonus Payment”). The Bonus Payment, less applicable deductions and withholdings, will be paid on the first payroll date following the later of (i) the Effective Date of the Release or (ii) if Executive’s termination of employment occurs prior to a Change in Control, the date of such Change in Control, but in no event more than seventy-five (75) days following the date of Executive’s termination of employment.

7.5.3      If the Corporation has not previously established a group health plan that the Executive has commenced to participate in prior to the Executive’s termination, the Corporation shall continue to pay the Executive a monthly payment of U.S.$2,000.00 (before deduction for income taxes and other required deductions), payable on the last Friday of each month, for a period of twelve (12) months following the date of termination, provided that any payments scheduled to be made prior to the Effective Date of the Release shall instead accrue and be paid during the first payroll period that follows the Effective Date of the Release. If the Corporation has previously established a group health plan in which the Executive participates prior to the Executive’s termination and the Executive timely elects COBRA coverage following any Qualifying Termination, the Corporation will pay the Executive for the full amount of such COBRA premiums for himself and his covered dependents (on a monthly basis) for a period of up to twelve (12) months following the date of termination; provided, that, if and to the extent that any benefit described in this Section 7.5.3 is not or cannot be paid or provided under any Corporation plan or program without adverse tax consequences to the Corporation or for any other reason, as determined by the Corporation in its sole discretion, then the Corporation shall pay the Executive a fully taxable cash payment equal to the COBRA premium for that month, subject to applicable tax withholding, for a period of up to twelve (12) months following the date of termination; provided, further, that the COBRA payments or, if applicable, the monthly payment discussed above, shall terminate on the earliest to occur of (A) the close of the 12-month period following the termination of the Executive’s employment; (B) the expiration of the Executive’s (or the Executive’s dependents’) eligibility for continuation coverage under COBRA; and (C) the date when the Executive becomes eligible for group health insurance coverage in connection with new employment or self-employment. If the Executive becomes eligible for coverage under another employer’s group health plan or otherwise ceases to be eligible for COBRA coverage during the period provided in this Section 7.5.3, the Executive must immediately provide written notice to the

Corporation of such event, and the Corporation-provided COBRA payments, or if applicable, the monthly payments under this Section 7.5.3 shall immediately cease.

7.5.4      Notwithstanding anything to the contrary set forth in the Corporation’s Stock Option Plan or form of award agreement, effective as of the Executive’s employment termination date, the vesting and exercisability of all then outstanding unvested stock options, restricted shares or other equity awards then held by the Executive shall accelerate such that all shares become immediately vested and exercisable, if applicable, by the Executive upon such termination and shall remain exercisable, if applicable, following the Executive’s termination as set forth in the applicable equity award documents.

7.6          Release Requirement. Notwithstanding the foregoing, to be eligible for any of the Severance Benefits or Change in Control Severance Benefits, on or within sixty (60) days following the termination of employment, the Executive must satisfy the requirement (the “Release Requirement”) to return to the Corporation a signed and dated general release of all known and unknown claims in a form acceptable to the Corporation (the “Release and Waiver”) and allow that Release and Waiver to become effective in accordance with its terms (such date, the “Effective Date of the Release”). No Severance Benefits or Change in Control Severance Benefits will be paid hereunder prior to the Effective Date of the Release. Accordingly, if the Executive breaches the preceding sentence and/or refuses to sign and deliver to the Corporation an executed Release and Waiver within the foregoing time period or signs and delivers to the Corporation the Release and Waiver but exercises his right, if any, under applicable law to revoke the Release and Waiver (or any portion thereof), then the Executive will not be entitled to any bonus, severance, or payment under this Agreement.

8.	IRS Code Section 409A

It is intended that all of the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code, provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1 (b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A- 2(b)(2)(iii)), the Executive’s right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding anything herein to the contrary, to the extent any payments to the Executive pursuant to this Agreement (including the Severance Benefits or Change in Control Severance Benefits) constitute “non-qualified deferred compensation” subject to Section 409A of the Code, then, to the extent required by Section 409A of the Code (including, without limitation, to secure an exemption from or to comply with Section 409A), no amount shall be payable pursuant to such sections unless the Executive’s termination of employment constitutes a “separation from service” with the Corporation (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”). Notwithstanding any provision to the contrary in this Agreement, if the Executive is deemed by the Corporation at the time of the Executive’s Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Corporation are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to the Executive prior to the earliest of (a) the expiration of the six-month and one day period measured from the date of the Executive’s Separation from Service with the Corporation, (b) the date of the Executive’s death, or (c) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Paragraph 8 shall be paid in a lump sum to the Executive, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred. If any severance benefits provided under this Agreement constitute “non-qualified deferred compensation” under Section 409A, any such severance benefits shall not be paid, or in the case of installments shall not commence payment, until the sixtieth (60th) day following the Executive’s Separation from Service (the “Initial Payment Date”), regardless of when the Release actually becomes effective (and any payments scheduled to be made prior to such Initial Payment Date shall instead accrue and be paid in a single lump sum on such Initial Payment Date) and the remaining payments shall be made as provided in this Agreement.

9.	Parachute Payment

9.1          If any payment or benefit the Executive will or may receive from the Corporation or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment provided pursuant to this Agreement (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for the Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

9.2          Notwithstanding any provision of Section 9.1 to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows:

(A)          as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for the Executive as determined on an after-tax basis;

(B)          as a second priority, Payments that are contingent on future events (e.g., being terminated without Just Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and

(C)          as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

9.3          Unless the Executive and the Corporation agree on an alternative accounting firm or law firm, the accounting firm engaged by the Corporation for general tax compliance purposes as of the day prior to the effective date of the Change in Control transaction shall perform the foregoing calculations. If the accounting firm so engaged by the Corporation is serving as accountant or auditor for the individual, entity or group effecting the Change in Control transaction, the Corporation shall appoint a nationally recognized accounting or law firm to make the determinations required by this Section 9. The Corporation shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder. The Corporation shall use commercially reasonable efforts to cause the accounting or law firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to the Executive and the Corporation within fifteen (15) calendar days after the date on which the Executive’s right to a 280G Payment becomes reasonably likely to occur (if requested at that time by the Executive or the Corporation) or such other time as requested by the Executive or the Corporation.

9.4          If the Executive receives a Payment for which the Reduced Amount was determined pursuant to clause (x) of Section 9.1 and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, the Executive agrees to promptly return to the Corporation a sufficient amount of the Payment (after reduction pursuant to clause (x) of Section 9.1) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of Section 9.1, the Executive shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

10.	No Conflicting Obligations

10.1	The Executive warrants to the Corporation that:

10.1.1   the performance of the Executive’s duties as an employee of the Corporation will not breach any agreement or other obligation to keep confidential the proprietary information of any third party; and

10.1.2   the Executive is not bound by any agreement with or obligation to any third party that conflicts with the Executive’s obligations as an employee of the Corporation or that may affect the Corporation’s interest in the Inventions (as defined in the Employee Proprietary Agreement.

10.2       The Executive will not, in the performance of the Executive’s duties as an employee of the Corporation:

10.2.1   improperly bring to the Corporation or use any trade secrets, confidential information or other proprietary information of any third party; or

10.2.2   knowingly infringe the intellectual property rights of any third party.

11.	Proprietary Information and Assignment of Inventions Agreement

The Executive acknowledges that he executed, and will continue to abide by, the Employee Proprietary Agreement.

12.	Notices

Any notice or other communication required or permitted to be given hereunder must be in writing, and must be given by facsimile or other means of electronic communication or by hand- delivery as hereinafter provided, except that any notice of termination by the Corporation under Section 7 above must be hand-delivered or given by registered mail. Any notice or other communication, if mailed by registered mail, will be deemed to have been received on the day that mail is delivered by the post office, or if sent by facsimile, will be deemed to have been received on the Business Day following the confirmed sending, or if delivered by hand to the Executive will be deemed to have been received at the time it is delivered to the Executive or, if delivered to the Executive or the Corporation at the applicable address noted in Schedule “A”, when it is delivered either to the individual designated in Schedule “A” or to an individual at that address having apparent authority to accept deliveries on behalf of the addressee. Notice of change of address will also be governed by this section. Notices and other communications must be addressed as set out in Schedule “A”.

13.	Headings

The inclusion of headings in this Agreement is for convenience of reference only and is not to affect construction or interpretation.

14.	Invalidity of Provisions

Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any provision by a court of competent jurisdiction will not affect the validity or enforceability of any other provision.

15.	Entire Agreement

This Agreement, the Employee Proprietary Agreement, and the attached Schedule “A”, constitute the entire agreement between the parties pertaining to the subject matter of this Agreement. This Agreement supersedes and replaces all prior agreements, including but not limited to the Prior Agreement, written or oral, with respect to the Executive’s employment by the Corporation. There are no warranties, representations or agreements between the parties in connection with the subject matter of this Agreement except as specifically set forth or referred to in this Agreement. No reliance is placed on any representation, opinion, advice or assertion of fact made by the Corporation, or its directors, officers and agents (for each of whom the Corporation contracts as trustee) to the Executive, except to the extent that the same has been reduced to writing and included as a term of this Agreement. Accordingly, there will be no liability, either in tort or in contract, assessed in relation to any representation, opinion, advice or assertion of fact, except to the extent aforesaid.

16.	Waiver, Amendment

Except as expressly provided in this Agreement, no amendment or waiver of this Agreement will be binding unless executed in writing by the Corporation and the Executive. No waiver of any provision of this Agreement will constitute a waiver of any other provision nor will any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

17.	Binding Effect; Assignment

This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. The Executive may not assign his rights or delegate his obligations under this Agreement, and any attempt at an assignment or delegation shall be void and of no effect. This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective heirs, executors, successors and permitted assigns.

18.	Affiliates

To the extent that the Executive performs services for Affiliates of the Corporation, his rights and obligations hereunder with respect to the Corporation also shall be deemed to include and be binding upon such Affiliates.

19.	Governing Law

This Agreement and the Executive’s employment hereunder will be governed by and construed in accordance with the laws of the State of California.

20.	Arbitration

20.1       All disputes, controversies or differences between the parties hereto which are not settled by common accord shall be conclusively settled by arbitration before one arbitrator in San Diego, California, in accordance only with the then-current American Arbitration Association Employment Rules, and judgment and the award rendered by the arbitrator may be entered in any court or tribunal of competent jurisdiction. In any arbitration proceeding conducted pursuant to this section, both parties shall have the right to discovery, to call witnesses and to cross- examine the other party’s witnesses (either through legal counsel, expert witnesses, or both). All decisions of the arbitrator shall be final, conclusive and binding upon the parties. The arbitrator shall issue a written decision, including the essential findings and conclusions on which the award is based, and all decisions of the arbitrator shall not be subject to judicial review.

20.2       The Corporation shall bear the fees and costs of the arbitrator and the arbitration specific costs and each party shall bear their own costs and expenses (including attorneys’ fees and expenses) incurred in connection with the arbitration; provided, in the event of such arbitration or any litigation between the Executive and the Corporation in aid of arbitration or to enforce an award or in respect of a matter that is not subject to arbitration pursuant to this Agreement, the prevailing party shall be entitled to attorneys’ fees and costs pursuant to applicable law and, if a party to this Agreement hereafter pursues any dispute by any method other than as set forth herein, the responding party shall be entitled to recover from the initiating party all damages, costs, expenses and attorneys’ fees incurred as a result of defending such action.

20.3       The agreement to arbitrate provided by this section specifically includes, but is not limited to: any claims arising out of or relating to the Executive’s employment with the Corporation or the terms and conditions or the termination thereof; any claims arising out of or relating to this Agreement or any other agreement to which the Executive and the Corporation are parties and that arises out of or relates in any way to the Executive’s employment with the Corporation or the terms and conditions or the termination thereof; any claim that this Agreement or any such other agreement is invalid, unenforceable, void, voidable or is or may be rescinded, revoked or terminated and any claim arising out of or relating in any way to any action or omission of any kind whatsoever in the course of or connected in any way with any relations between the Corporation and the Executive, including, by way of example and not limitation, the following types of claims: wage or overtime claims, wrongful or constructive discharge claims, discrimination claims (including sex, age, race, religion, national origin), harassment claims of any kind and claims for denial of benefits. BY AGREEING TO ARBITRATION HEREUNDER, BOTH THE EXECUTIVE AND THE CORPORATION UNDERSTAND THEY ARE AGREEING TO HAVE ANY DISPUTE RELATING TO THIS AGREEMENT OR THE BREACH OR TERMINATION THEREOF DECIDED BY A NEUTRAL ARBITRATOR AND AS TO THOSE DISPUTES DECIDED BY THE NEUTRAL ARBITRATOR, THE EXECUTIVE AND THE CORPORATION ARE GIVING UP THEIR RIGHT TO A JURY OR COURT TRIAL.

20.4       Notwithstanding the foregoing provisions of this section, either the Executive or the Corporation, in a court of competent jurisdiction, may seek to obtain preliminary injunctive and/or other equitable relief in support of claims to be prosecuted in an arbitration to the extent allowed by the California Arbitration Act by filing an action in court in accordance with California Code of Civil Procedure Section 1281.8.

21.	Counterparts

This Agreement may be signed in counterparts. Each counterpart will constitute an original document and all counterparts, taken together, will constitute one and the same instrument. Executed counterparts may be delivered by telecopier or other electronic delivery.

22.	Acknowledgement

The Executive acknowledges that:

(i)	the Executive has received a copy of this Agreement;

(ii)	the Executive has had sufficient time to review and consider this Agreement thoroughly;

(iii)	the Executive has read and understands the terms of this Agreement and the Executive’s obligations under this Agreement;

(iv)	the Executive has been given an opportunity to obtain independent legal advice, or other advice as the Executive may desire, concerning the interpretation and effect of this Agreement, and by signing this Agreement the Executive has either obtained advice or voluntarily waived the Executive’s opportunity to receive same; and

(v)	this Agreement is entered into voluntarily by the Executive.

(Signature page follows)

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first written above.

APTOSE BIOSCIENCES INC.

Per:
Denis Burger
Lead Director

EXECUTIVE

Per:
William G. Rice

SCHEDULE “A”

SECOND AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

This schedule is attached to and forms an essential part of the Second Amended and Restated Executive Employment Agreement (the “Agreement”) between Aptose Biosciences Inc. (the “Corporation”) and Dr. William G. Rice (the “Executive”).

1.	The Executive’s employment with the Corporation commenced on October 25, 2013 (the “Effective Date”).

2.	The offices to be held by the Executive in the Corporation will continue to be Chair, President and Chief Executive Officer. The Corporation may, at any time, and subject to the Executive’s rights under the Agreement, assign the Executive to perform other functions (with the Corporation and/or any of its Affiliates) that are consistent with the Executive’s skill and experience and the position of Chair, President and Chief Executive Officer.

3.	In accordance with Section 3.1 of the Agreement, the undersigned has agreed to perform the duties of the office of Chair, President and Chief Executive Officer in accordance with paragraph 2 of this Schedule “A” and as set out in the job description attached as Appendix 1 to this Schedule “A”, as amended from time to time by the Corporation with the prior written consent of the Executive.

4.	In accordance with Section 4.1 of the Agreement, the Executive was initially entitled to a Basic Salary of U.S. $380,000.00 per year (before deduction for income taxes and other required deductions), which Basic Salary increased annually and is as of the date hereof of U.S. $648,960.00 per year. Thereafter, the Corporation will review the Executive’s Basic Salary annually, with a view to considering increases which the Board, upon advice of the Compensation Committee, deems to be appropriate and in the best interests of the Corporation.

5.	In accordance with Section 4.2 of the Agreement, the Executive will be entitled to a monthly payment of U.S. $2,000.00 (before deduction for income taxes and other required deductions), payable on the last Friday of each month, until such time that the Corporation adopts and establishes a group health care coverage plan and the Executive commences participation in such plan.

6.	In accordance with Section 4.3 of the Agreement, the Corporation shall contribute an amount equal to 3% of the Executive’s Basic Salary annually to the Executive’s Deferred Compensation Plan account, with such contributions made on a pre-ordinary income tax basis and in manner that complies with the requirements of Section 409A of the Code.

7.	In accordance with and subject to Section 4.4 of the Agreement and any management incentive compensation plan, the Executive shall be entitled to receive annual Bonus Remuneration of up to 55% of his then current Basic Salary (as determined as of the last day of the applicable performance period for which the Bonus Remuneration was earned). Any Bonus Remuneration will be paid to the Executive no later than the later of: (i) the fifteenth (15th) day of the third (3rd) month following the close of the Corporation’s fiscal year in which such Bonus Remuneration is earned or (ii) March 15 following the calendar year in which such Bonus Remuneration is earned.

8.	In accordance with Section 5.2 of the Agreement, the Executive will be provided with an annual automobile allowance of U.S. $18,000 (before deduction for income taxes and other required deductions) payable in equal monthly installments on the last Friday of each month.

9.	In accordance with Section 6 of the Agreement, the Executive will continue to accrue twenty-five (25) days of paid vacation annually, to be adjusted to reflect periods of employment of less than a full calendar year (which, if not fully used, may be carried over from year to year, up to a reasonable cap as set forth by the Corporation).

10.	In accordance with Section 12 of the Agreement, any notice or communication to be given or made must be addressed as follows:

if to the Executive

Attention: Dr. William G. Rice

13601 Nogales Drive

Del Mar, CA 92014

if to the Corporation:

Aptose Biosciences Inc.

12770 High Bluff Drive, Suite 120

San Diego, CA 92130, USA

Attention: Lead Independent Director

with copies to:

McCarthy Tétrault LLP

Attn: Charles-Antoine Soulière

Email: casouliere@mccarthy.ca

APPENDIX 1

JOB DESCRIPTION

Dr. William G. Rice

JOB TITLE: Chairman of the Board and Chief Executive

DEPARTMENT:

LOCATION:

EMPLOYMENT TYPE:

REPORTS TO:

Summary of Responsibilities:

The Chairman/Chief Executive will provide leadership and direction to the Corporation and the Board, facilitate the operations and deliberations of the Board and the satisfaction of the Board’s functions and responsibilities under its mandate, and assume responsibility for the strategic initiatives.

Specific Responsibilities:

Leadership

o	Chairman

•	Provides leadership and governance of the Board so as to create the conditions for effectiveness of individual Directors and the overall Board, and ensures that all key and appropriate issues are discussed by the Board in a timely manner;

•	Ensures that the Board as a whole plays a full and constructive part in the development and determination of the Corporation’s strategies and policies, and that Board decisions taken are in the Corporation’s best interests and fairly reflect Board’s consensus;

•	Ensures that the strategies and policies agreed by the Board are effectively implemented by the Chief Executive and management;

•	Establish good corporate governance practices and procedures and promotes the highest standards of integrity, probity and corporate governance throughout the Corporation and particularly at Board level.

Leadership

o	Executive

•	Leads the management in the day-to-day running of the Corporation’s business in accordance with the business plans and within the budgets approved by the Board;

•	Leads management to ensure effective working relationships with the Board by meeting or communicating on a regular basis to review key developments, issues, opportunities and concerns;

•	Conducts the affairs of the Corporation in accordance with the practices and procedures adopted by the Board and promotes the highest standards of integrity, probity and corporate governance within the Corporation.

Strategic Initiatives

•	Working with the Board to develop the strategy for the Corporation’s future growth;

•	Working with the Board and to identify opportunities for value-enhancing strategic initiatives including acquisitions, joint ventures, and strategically important relationships, as well as the disposition from time to time of non-core assets and working with senior executives on the pursuit of such strategic initiatives;

•	Taking the lead in developing and maintaining the Corporation’s relationships with future strategic partners and investors whose capital, influence and knowledge could add significantly to the Corporation’s value and its share price;

•	Working with members of the Board and the Corporation to expand and deepen relationships with stakeholders;

•	Working with senior executives on critical issues related to and strategic alliances.

Relationship with Management

•	Acting as principal liaison between the directors and the Corporation and taking all reasonable steps to ensure that the expectations of the Board towards management are clearly expressed, understood and respected;

•	Working with the executives to ensure the Corporation’s operations are conducted in a best-in-class manner and that the Corporation has strong, productive relationships with shareholders, analysts and other stakeholders;

•	Working with management to ensure strategies, plans and performance are appropriately represented to the Board.

Communication

•	Ensures that the Board, is alerted to forthcoming complex, contentious or sensitive issues affecting the Corporation;

•	Ensures that the management gives appropriate priority to providing reports to the Board which contain relevant, accurate, timely and clear information necessary for the Board to fulfill its duties;

•	Ensures that there is effective communication with shareholders, and that each Director develops and maintains an understanding of the stakeholders’ views;

•	Ensures that the Board is properly briefed on issues arising at Board meetings and receives, in a timely manner, adequate information which must be accurate, clear, complete and reliable, to fulfill its duties, such as reports on the Corporation’s performance, the issues, challenges and opportunities facing the Corporation, and matters reserved for it to make decision.

Qualifications

The selected Board Chair and Chief Executive will have achieved leadership stature in the industry. His/her accomplishments will allow him/her to attract other well-qualified, high- performing board members.

•	Extensive professional experience with significant executive leadership accomplishments in the industry;

•	Demonstrated success as a board member/board chair/executive;

•	Track record of building credibility in the funding community;

•	A commitment to and understanding of the Corporation’s beneficiaries and mission preferably based on experience;

•	Savvy diplomatic skills and a natural affinity for cultivating relationships and persuading, convening, facilitating, and building consensus among diverse individuals;

•	Excellent written and oral communication skills coupled with natural affinity for public speaking;

•	Personal qualities of integrity, credibility, and a passion for improving the lives of the Corporation’s beneficiaries.

JOB TITLE: Chief Executive Officer

DEPARTMENT: Executive

EMPLOYMENT TYPE: Full Time, Permanent

REPORTS TO: Board of Directors

SUMMARY OF RESPONSIBILITIES:

Purpose

The CEO is the highest-ranking executive at the Corporation and is responsible for major corporate decisions, managing the Corporation’s overall resources and operations, and communicating with the board of directors, management team, and corporate operations. The purpose of this position description is to document the appointment, role and responsibilities of the chief executive officer (the “CEO”) of Aptose Biosciences Inc. (the “Corporation”). It should be read together with the position description of the Chair and of the Lead Director of the Corporation’s Board of Directors (the “Board”), as such document may be amended from time to time.

Accountability

The CEO is accountable to the Board for the achievement of corporate objectives within specified executive limitations.

RESPONSIBILITIES:

General

The CEO has full responsibility for the day-to-day operation of the Corporation’s business in accordance with the Corporation’s strategic plan, current year operating, and capital expenditure budgets and policies as previously approved by the Board.

Relationship with Lead Director

The CEO will consult with the Lead Director and the Board on matters of strategic significance to the Corporation.

Specific Responsibilities

In discharging his or her responsibility for the day-to-day operation of the Corporation’s business, subject always to the oversight by the Board, the following responsibilities are to be undertaken by the CEO, subject in all cases to his or her reasonable, good-faith judgment:

o	Corporate Performance

•	Provide inspired leadership Corporation-wide;

•	Serve as the primary spokesperson for the Corporation;

•	Ensure the Corporation executes appropriate financing activities and maintains financial stability;

•	Develop the Corporation’s culture, moral compass and overall Corporation vision;

•	Oversee the Corporation’s fiscal activities, including budgeting, reporting and auditing;

•	Assure all legal and regulatory documents are filed and monitor compliance with laws and regulations;

•	Develop and recommend corporate strategies, and business and financial plans for the approval of the Board;

•	Ensure that the management of the operations of the Corporation is in accordance with the strategic direction approved by the Board and within organizational values as adopted by the Board in relation to the conduct of the business;

•	Foster a corporate culture that promotes ethical practices and encourages individual integrity;

•	Maintain a positive and ethical work climate that is conducive to attracting, retaining and motivating top-quality employees at all levels;

•	Work with the Lead Director in determining the matters and materials that should be presented to the Board;

•	Develop and recommend to the Board a long-term strategy and vision for the Corporation that leads to enhancement of shareholder value;

•	Develop and recommend to the Board annual business plans and budgets that support the Corporation’s long-term strategy;

•	Ensure that the day-to-day business affairs of the Corporation are appropriately managed;

•	Consistently strive to achieve the Corporation’s financial and operating goals and objectives;

•	Promote continuous improvement in the quality and value of the Corporation’s products;

•	Seek to secure for the Corporation a satisfactory competitive position within its industry;

•	Ensure that the Corporation has an effective management team below the level of the CEO and has an active plan for management development and succession;

•	Work with the Board to establish corporate goals and objectives on an annual basis;

•	Ensure, in cooperation with the Board, that there is an effective succession plan in place for the position of CEO;

o	Management reporting and information

•	Report management information back to the Board in an accurate manner and timely fashion so that the Board may effectively monitor and evaluate corporate performance against stated objectives and within executive limitations;

•	Submit monitoring and performance information required by the Board in a timely and accurate fashion, and based on industry benchmarked standards;

•	Ensure that the Board is aware of relevant trends, anticipated media and analyst coverage, material external or internal changes, and any changes in the assumptions upon which any Board decision or approval has previously been made;

•	Ensure that the Board has adequate opportunity and information available to it to gain knowledge of the business and the industry sufficient to make fully informed decisions and to adopt meaningful and realistic long-term and short-term strategic objectives for the Corporation. This may include assisting the Board in developing opportunities for the Board to meet from time to time with industry, medical and scientific experts in related fields of interest;

•	Develop an appropriate organizational structure, including management succession plans, for the approval of the Board;

•	Develop a list of potential risk factors and inform the Board of what mechanisms are in place to address the identified risks;

•	Provide the Board with information, both internal and external, that the Board may require in order to make fully-informed decisions regarding the operation of the business; including the views and opinions of the Scientific Advisory Board where appropriate;

•	Take direction only from the Board as a whole, which shall not be interpreted as precluding the seeking of advice and guidance from individual directors relating to their individual fields of business and experience where appropriate, which is to be encouraged; and

•	Report in a timely manner actual or anticipated non-compliance with any Board approved policy or decision.

QUALIFICATIONS / FUNCTIONAL / TECHNICAL KNOWLEDGE & SKILLS:

•	Advanced degree (Ph.D., M.D., and/or MBA);

•	Experience in a senior management position;

•	Expertise of relevant scientific, medical and business disciplines and understanding of market potential in relevant therapeutic areas;

•	Proven relationships with various types of investors and proven record of financing one or more biotech companies;

•	Knowledge of profit and loss, balance sheet and cash flow management and general finance and budgeting;

•	Ability to build consensus and relationships among executives, partners, and the workforce;

•	Understanding of human resources and personnel management;

•	Experience with corporate governance;

•	Proven negotiation skills;

•	Ability to understand new issues quickly and make wise decisions;

•	Ability to inspire confidence and create trust;

•	Ability to work under pressure, plan personal workload effectively and delegate.

TRAVEL REQUIREMENTS:

•	Extensive, and as needed.